FOR IMMEDIATE RELEASE                                       Exhibit (a)(2)(iii)
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CONTACT:
Frank Keller/Robert Howard         Paul Verbinnen/David Reno/Jonathan Gasthalter
Barrett Resources                  Citigate Sard Verbinnen
303-572-3900                       212-687-8080

                      BARRETT RESOURCES SETS RECORD DATE
                        FOR SHELL CONSENT SOLICITATION

     DENVER, CO--April 9, 2001--Barrett Resources Corporation (NYSE: BRR) today announced a record date of April 19, 2001 for the proposed consent solicitation by Shell Oil Company. Shell is seeking to remove all of Barrett's existing directors and replace them with Shell nominees in order to facilitate its unsolicited cash tender offer for all of the outstanding shares of Barrett at $55 per share.

     Peter A. Dea, Chairman and Chief Executive Officer of Barrett, stated, "Our Board has rejected Shell's $55 offer as inadequate. Shell's proposals are designed to enable Shell to take control of the Barrett Board and facilitate Shell's proposed acquisition of Barrett at a price that is advantageous to Shell. As we disclosed on March 8, 2001, our Board announced it was taking all necessary steps to maximize shareholder value by seeking proposals from qualified parties to attain a full appreciation of the value of Barrett's assets."

     Noting Shell's comments in its April 6, 2001 press release extending its tender offer to April 20, Mr. Dea said, "Barrett is proceeding expeditiously with its process to maximize value and will not be bound or constrained by Shell's artificial deadlines."

     Barrett has filed preliminary consent revocation materials with the Securities and Exchange Commission opposing Shell's consent solicitation.

     Mr. Dea concluded: "We continue to urge shareholders not to tender into the Shell offer or grant the consent being sought by Shell."

     Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

Forward-Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such projections or statements include the Company's current views with respect to future events, financial performance, Board decisions with respect to modifying the process described herein, and expectations of responses by potential qualified parties. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

IN RESPONSE TO THE TENDER OFFER COMMENCED BY SHELL OIL COMPANY THROUGH ITS INDIRECT WHOLLY OWNED SUBSIDIARY SRM ACQUISITION COMPANY ON MARCH 12, 2001, BARRETT RESOURCES CORPORATION HAS FILED WITH THE SEC ITS RECOMMENDATION TO STOCKHOLDERS REGARDING THE TENDER OFFER.

IN RESPONSE TO ANY CONSENT SOLICITATION THAT MAY BE COMMENCED BY SHELL AND SRM ACQUISITION, BARRETT WOULD FILE WITH THE SEC ANY CONSENT REVOCATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS THAT MAY BE PREPARED BY BARRETT IN RESPONSE TO SHELL'S CONSENT SOLICITATION. BARRETT HAS FILED WITH THE SEC A PRELIMINARY CONSENT REVOCATION STATEMENT AND OTHER SOLICITATION MATERIALS IN RESPONSE TO A PRELIMINARY CONSENT SOLICITATION STATEMENT FILED BY SHELL WITH THE SEC. INVESTORS ARE STRONGLY ADVISED TO READ ANY DEFINITIVE CONSENT REVOCATION STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY DEFINITIVE CONSENT REVOCATION STATEMENT WOULD BE FILED BY BARRETT WITH THE SEC.

STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF ANY DEFINITIVE CONSENT REVOCATION STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT WWW.SEC.GOV. ANY DEFINITIVE CONSENT REVOCATION STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING A REQUEST TO BARRETT RESOURCES CORPORATION--INVESTOR RELATIONS AT
(303) 572-3900.

                     CERTAIN INFORMATION REGARDING PERSONS
                     WHO MAY BE DEEMED TO BE PARTICIPANTS

IN ADDITION, THE IDENTITY OF PEOPLE WHO, UNDER SEC RULES, MAY BE CONSIDERED PARTICIPANTS IN THE SOLICITATION OF CONSENT REVOCATIONS FROM BARRETT STOCKHOLDERS AND SUCH PERSONS' HOLDINGS OF BARRETT COMMON STOCK ARE CONTAINED IN BARRETT'S PRELIMINARY CONSENT REVOCATION STATEMENT FILED WITH THE SEC UNDER REGULATION 14A.

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